Exhibit 10.1

SHARE PURCHASE AGREEMENT

by and among

HERITAGE GLOBAL PARTNERS, INC.

as the Company;

KIRK DOVE AND ROSS DOVE

as Sellers;

and

COUNSEL RB CAPITAL INC.

as Buyer

Dated as of February 29, 2012

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretation	7

ARTICLE 2 PURCHASE AND SALE		8
2.1	Sale and Purchase of the Company Shares	8
2.2	Purchase Price	8
2.3	Post-Closing Adjustment of Purchase Price	9

ARTICLE 3 THE CLOSING		10
3.1	Time and Place	10
3.2	Closing Deliveries of Sellers and the Company	10
3.3	Closing Deliveries of Buyer	10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE BUSINESS		11
4.1	Organization	11
4.2	Authorization	11
4.3	No Violations	12
4.4	Capitalization	12
4.5	Subsidiaries	12
4.6	Financial Statements	12
4.7	Company Indebtedness; No Undisclosed Liabilities	13
4.8	Absence of Certain Changes	13
4.9	Legal Proceedings	15
4.10	Compliance with Law	15
4.11	Environmental Matters	15
4.12	Material Contracts	16
4.13	Taxes	18
4.14	Officers, Directors and Employees	22
4.15	ERISA	22
4.16	Labor Relations	24
4.17	Real Properties and Related Matters	25
4.18	Proprietary Rights	26
4.19	Brokers, Finders and Investment Bankers	27
4.20	Insurance	28
4.21	Assets	28
4.22	Export Controls	28
4.23	Transactions with Affiliates	28
4.24	Patriot Act and Money Laundering	29
4.25	Notes, Accounts Receivable and Bad Debts	29
4.26	Books and Records	29
4.27	Powers of Attorney	29
4.28	Bank Accounts	29
4.29	No Material Misstatements or Omissions	29

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLERS		29
5.1	Authorization	29
5.2	No Violations	30
5.3	Brokers, Finders and Investment Bankers	30
5.4	Title to Shares	30
5.5	Securities Disqualifications	30

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		30
6.1	Organization	30
6.2	Authorization	31
6.3	No Violations	31
6.4	Investment Representations	31
6.5	Brokers, Finders and Investment Bankers	31

ARTICLE 7 CERTAIN COVENANTS AND AGREEMENTS		31
7.1	Noncompete; Nonsolicitation; Nondisclosure	31
7.2	Public Announcements	33
7.3	Tax Matters	33
7.4	Further Assurances	38
7.5	Transaction Expenses	38

ARTICLE 8 CONDITIONS		38
8.1	Conditions to Each Party’s Obligations	38
8.2	Conditions to Obligations of Sellers	38
8.3	Conditions to Obligations of Buyer	39

ARTICLE 9 INDEMNIFICATION		42
9.1	Indemnification by Sellers	42
9.2	Indemnification by Buyer	43
9.3	Method of Calculating Losses	44
9.4	Right of Set Off	44
9.5	Survival of Representations and Warranties	45
9.6	Exclusive Remedy.	45

ARTICLE 10 MISCELLANEOUS PROVISIONS		45
10.1	Notices	45
10.2	Exhibits and Schedules to this Agreement	46
10.3	Time of the Essence; Computation of Time	46
10.4	Assignment; Successors in Interest	46
10.5	Controlling Law; Integration	47
10.6	Amendment; Waiver	47
10.7	Severability	47
10.8	Counterparts	47
10.9	No Third-Party Beneficiary	47
10.10	JURISDICTION AND FORUM; WAIVER OF JURY TRIAL	48
10.11	Interpretation	48

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made and entered into as of February 29, 2012, by and among Heritage Global Partners, Inc., a California corporation (the “Company”); Counsel RB Capital Inc., a Florida corporation (“Buyer”); and Kirk Dove and Ross Dove (the “Sellers” and each individually, a “Seller”).

PREAMBLE

WHEREAS, the Company is engaged in the Business (as defined below);

WHEREAS, Sellers collectively own all of the issued and outstanding shares of common stock of the Company (the “Shares”); and

WHEREAS, at the Closing, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants made herein and of the mutual benefits to be derived herefrom, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions. The following words and terms as used in this Agreement shall have the following meanings:

“Accounting Firm” has the meaning specified in Section 2.3(b).

“Accredited Investor” means a Person who meets the definition of an “accredited investor” set forth in Rule 501 promulgated under the Securities Act.

“Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

“Affiliate” with reference to a specified Person, means (a) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (b) any other Person who is an officer or director of the specified Person and who owns or controls 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of such specified Person or any of its Affiliates, and any family members of such Person, (c) any Person of which the Company (or other specified Person) shall, directly or indirectly, beneficially own at least ten percent (10%) of such Person’s outstanding equity securities, or (d) in the case of a specified Person who is an individual, any family member of such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Rate” means a rate of interest equal to the prime commercial lending rate (or equivalent standard) of Bank of America (or its successor in interest) as of the day on which the applicable payment, but not less than the applicable federal rate; provided if such rate would violate applicable Law, the Agreed Rate shall mean the maximum rate allowed by applicable Law.

“Agreement” means, collectively, this Share Purchase Agreement, all Exhibits and Schedules and all amendments made thereto and in accordance with their terms.

“Allocation Statement” has the meaning specified in Section 7.3(e)(i).

“Basket” has the meaning specified in Section 9.1(c).

“Benefit Plans” has the meaning specified in Section 4.15(a).

“Business” means the Company’s ownership and operation of the business of conducting auctions and asset valuations, and all related services and businesses.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in California are required or authorized to be closed for business.

“Business Employees” has the meaning specified in Section 4.14.

“Business Insurance Policies” has the meaning specified in Section 4.20.

“Buyer” has the meaning specified in the introductory paragraph to this Agreement.

“Buyer Documents” has the meaning specified in Section 8.2(a).

“Buyer Indemnified Parties” has the meaning specified in Section 9.1(a).

“Cap” has the meaning specified in Section 9.1(c).

“CERCLA” has the meaning specified in Section 4.11(a).

“Closing” and “Closing Date” have the meanings specified in Section 3.1.

“Closing Current Assets” means the total amounts of the “client account,” “client checking account,” “operating account,” “accrued auction revenue” and “client account receivables” as of the end of the day on the Closing Date, calculated according to GAAP; plus, to the extent not otherwise included, any revenue actually received by the Company for all auctions completed prior to the Closing Date, including the Ocimum Biosolutions auction, the JM Smuckers/Bicks auction in Dunville, Ontario, the Sess Solar Energy auction and the TechnoCorp Energy auction within forty-five (45) days following the Closing Date, net of any costs and expenses incurred by the Company in connection with such auctions, including but not limited to taxes due, payments to partners, facilities costs, and interest and fees, whether paid or accrued.

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“Closing Liabilities” means the total liabilities of the Company of the type required to be listed on an audited balance sheet, as of the end of the day on the Closing Date and calculated in accordance with GAAP.

“COBRA” has the meaning specified in Section 4.15(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Company Financial Statements” has the meaning specified in Section 4.6.

“Company Proprietary Rights” has the meaning specified in Section 4.18(a).

“Company Indebtedness” means (a) all funded indebtedness of the Company for borrowed money, (b) all obligations of the Company for the deferred purchase price of property or assets, including without limitation all earnout payments due under any Contracts relating to the acquisition of any other Person by Sellers or any Contracts contemplated thereby, (c) all obligations of the Company evidenced by notes (including promissory notes issued in consideration for the purchase of stock or assets of any business), bonds, debentures or other similar instruments, (d) all capital leases, (e) any letters of credit issued under letter of credit facilities or other similar facilities, (f) all obligations under Interest Rate Agreements of the Company, and (g) all Guaranteed Debt of the Company, which in the case of clauses (a) through (g), shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith, including breakage costs.

“Confidential Information” has the meaning specified in Section 7.1(d).

“Contemplated Transactions” means the purchase and sale of the Shares and the execution, delivery and performance of and compliance with this Agreement and all other Contracts, documents and instruments to be executed and delivered pursuant to this Agreement.

“Contract” means any contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, insurance policy, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral.

“CRB Shares” has the meaning specified in Section 2.2(e).

“Disclosure Schedules” has the meaning specified in Article 4.

“EEOC” has the meaning specified in Section 4.16.

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“Employment Agreements” means the Employment Agreements to be entered into at Closing between the Company and each of Kirk Dove and Ross Dove, in the form attached as Exhibit A.

“Environmental Laws” has the meaning specified in Section 4.11(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” has the meaning specified in Section 1.2(f).

“Governmental Authority” means any government, any governmental or quasi governmental entity, department, commission, board, bureau, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local or foreign.

“Governmental Order” means any Law, order, judgment, injunction, consent, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Gross Up Payment” has the meaning specified in Section 7.3(e)(iii).

“Guaranteed Debt” of the Company means, without duplication, all indebtedness of any other Person (other than the Company) guaranteed directly or indirectly in any manner by the Company, or in effect guaranteed directly or indirectly by Sellers, through a Contract (a) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (c) to supply funds to, or in any other manner invest in, the debtor (including any Contract to pay for property or services without requiring that such property be received or such services be rendered), (d) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (e) otherwise to assure a creditor against loss.

“Hazardous Substances” has the meaning specified in Section 4.11(a).

“Income Tax” or “Income Taxes” means all federal, state or local income Taxes (inclusive of any and all interest and penalties thereon) imposed on the Company with respect to the Business, or the assets or operations of the Company.

“Incremental Tax” has the meaning specified in Section 7.3(e)(iii).

“Interest Rate Agreements” means interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and any obligations in respect of any hedging agreements.

“Interim Financial Statements” has the meaning specified in Section 4.6.

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“Knowledge” means, with respect to the Company making a representation to its “knowledge” or facts known to it (whether or not capitalized), those facts and circumstances personally known by any of Ross Dove, Kirk Dove, and Stephen Gross and shall be deemed to include such knowledge as any of the foregoing Persons could have obtained after making due inquiry and investigation including a reasonable consultation with those employees of the Company with principal day-to-day operational responsibility with respect to the particular subject matter in question.

“Law” means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

“Leased Real Property” has the meaning specified in Section 4.17.

“Liability” means any indebtedness, obligation or other liability (whether absolute, accrued, matured, contingent, known or unknown, fixed or otherwise, determined or determinable or whether due or to become due), including without limitation, any fine, penalty, expense, judgment, award or settlement respecting any judicial administrative or arbitration proceeding, damage, loss, claim or demand.

“Liens” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right but excluding the transfer restrictions resulting from applicable securities laws), defect of title, or other encumbrance of any kind or character.

“Limitation Date” has the meaning specified in Section 9.5.

“Lockup Agreements” has the meaning specified in Section 2.2(e).

“Losses” has the meaning specified in Section 9.1(a).

“Material Adverse Effect” means any event, fact, circumstance condition, development, change in, effect or occurrence that, individually or in the aggregate with any other event, fact, circumstance, condition, development, change in, effect or occurrence, has had or could reasonably be expected to have a materially adverse effect on (i) the business, assets, operation, condition (financial or otherwise), or results of operations of the Business, taken as a whole, (ii) the ability of the Company and the Stockholders to timely (a) perform its or their obligations under this Agreement or (b) consummate the transactions contemplated in this Agreement and the other Seller Documents.

“Material Contracts” has the meaning specified in Section 4.12.

“Material Permits” has the meaning specified in Section 4.10.

“NLRB” has the meaning specified in Section 4.16.

“Notice of Objection” has the meaning specified in Section 2.3(b).

“Option Agreements” has the meaning specified in Section 2.2(f).

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“Permitted Liens” means Liens for taxes or assessments not overdue or otherwise delinquent, mechanics’ and materialmen’s liens and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of the Business, the obligations of which are not overdue or otherwise delinquent.

“Person” means an individual, firm, partnership, limited liability company, association, unincorporated organization, trust, corporation, or any other entity or organization including, without limitation, a government or political subdivision or any department, agency or instrumentality thereof.

“Post-Closing Statement” has the meaning specified in Section 2.3(a).

“Promissory Notes” has the meaning specified in Section 2.2(b).

“Proprietary Rights” means all of the following proprietary rights of the Company (including, without limitation, damages and payments for past or future infringements or misappropriations thereof and the right to sue and recover for past infringements or misappropriations thereof) and any and all corresponding applications, registrations and rights that, now or hereafter, may be secured throughout the world: (a) patents, inventions and improvements thereto, and any reissues, continuations, continuations-in-part, revisions, extensions, renewals or reexaminations thereof; (b) internet domain names, trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works; (d) trade secrets and confidential business information; (e) computer software, data, data-bases, systems and related documentation (with the exception of non-exclusively licensed “shrink-wrap” or “click through” software license agreements); (f) all copies and tangible embodiments of the foregoing (in whatever form or medium), and (g) licenses granting any rights with respect to any of the foregoing.

“Purchase Price” has the meaning specified in Section 2.2, as adjusted pursuant to Section 2.3.

“RCRA” has the meaning specified in Section 4.11(a).

“Real Property Leases” has the meaning specified in Section 4.17.

“Restricted Business” has the meaning specified in Section 7.1(a).

“Restricted Period” has the meaning specified in Section 7.1.

“Section 338(h)(10)” has the meaning specified in Section 7.3(e)(i).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sellers” and “Seller” have the meanings specified in the introductory paragraph of this Agreement.

“Seller Documents” has the meaning specified in Section 4.2.

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“Seller Indemnified Parties” has the meaning specified in Section 9.2(a).

“Seller Indemnifying Parties” has the meaning specified in Section 9.1(a).

“Specified Representations” has the meaning specified in Section 9.5.

“Subsidiary” shall mean with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, and/or (c) whose voting securities are more than 50% owned, directly or indirectly, by such specified Person.

“Tax” or “Taxes” means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding and including any tax liability incurred or borne as a transferee or successor or by contract, or otherwise), together with any interest, penalty (civil or criminal), or additional amounts imposed by, any Governmental Authority with respect thereto.

“Tax Indemnity” has the meaning specified in Section 7.3(f)(i).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means all fees and expenses of a party, including but not limited to fees and expenses of such party’s legal counsel, accountants and financial advisors, to the extent incurred in connection with the negotiation, execution and performance of this Agreement and the Contemplated Transactions.

“Transfer Taxes” has the meaning specified in Section 7.3(d).

“Shares” has the meaning specified in the Preamble to this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109 and related regulations, as amended.

1.2         Interpretation. The following provisions shall govern the interpretation of this Agreement:

(a)          “Herein” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, Exhibit or Schedule.

(b)          Headings or captions are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

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(c)          Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing individuals shall include Persons and vice versa.

(d)          The calculation of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement excludes the date which is the reference day in calculating such period.

(e)          Whenever anything is required to be done or any action is required to be taken hereunder on or by a day, which is not a Business Day, then such thing may be validly done and such action may be validly taken on or by the next succeeding day that is a Business Day.

(f)          Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as employed in the United States of America (“GAAP”). Wherever in this Agreement reference is made to a calculation to be made in accordance with GAAP, such reference shall be deemed to be to the GAAP from time to time applicable as at the date on which such calculation is made or required to be made in accordance with GAAP.

(g)          As used in this Agreement reference to dollar amounts, unless otherwise specifically indicated, shall mean the lawful money of the United States of America.

(h)          The terms “include”, “includes” and “including” mean including without limiting the generality of any description preceding such term, and, for purposes of this Agreement, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

ARTICLE 2

PURCHASE AND SALE

2.1         Sale and Purchase of the Company Shares. At the Closing: (i) Sellers will sell, assign, convey and transfer to Buyer all of the Shares, and will deliver to Buyer the stock certificates representing all the Shares, with duly executed stock powers reasonably satisfactory to Buyer, in proper form for transfer, free and clear of all Liens and (ii) Buyer will pay and deliver the Purchase Price with respect to the Shares in the manner and as set forth in Section 2.2 below.

2.2         Purchase Price. In consideration for the transfer of the Shares, Buyer shall pay in cash to Sellers the following amounts (in the aggregate, and as adjusted pursuant to Section 2.3, the “Purchase Price”):

(a)          At Closing, Buyer shall pay by wire transfer of immediately available funds to an account designated by Stephen Gross the total amount of U.S. dollars owing to Mr. Gross pursuant to the payoff letter delivered pursuant to Section 8.3(b)(ix);

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(b)          At Closing, Buyer shall deliver to Sellers one or more promissory notes with an aggregate principal amount of One Million U.S. Dollars (US $1,000,000), bearing interest at the US Prime Rate and due in full six months from delivery, payable to Kirk and Ross Dove or their designees, each in the form of Exhibit D (the “Promissory Notes”);

(c)          At Closing, Buyer shall pay by wire transfer of immediately available funds to account(s) designated in writing by Ross Dove an amount of U.S. dollars equal to one half (1/2) of the amount by which (x) Four Million Dollars (US $4,000,000) exceeds (y) the total amount of the sum of (i) the payment made pursuant to Section 2.2(a) and (ii) the principal amount of the Promissory Notes;

(d)          At Closing, Buyer shall pay by wire transfer of immediately available funds to account(s) designated in writing by Kirk Dove an amount of U.S. dollars equal to one half (1/2) of the amount by which (x) Four Million Dollars (US $4,000,000) exceeds (y) the total amount of the sum of (i) the payment made pursuant to Section 2.2(a) and (ii) the principal amount of the Promissory Notes;

(e)          At Closing, Buyer shall issue to each of Kirk Dove and Ross Dove 500,000 shares of Buyer’s common stock (“CRB Shares”), subject to Lockup Agreements in the form of Exhibit B (the “Lockup Agreements”); and

(f)           At Closing, Buyer shall grant to each of Kirk Dove and Ross Dove an option to purchase Three Hundred Twelve Thousand Five Hundred (312,500) CRB Shares each pursuant to a stock option agreement in the form of Exhibit C (the “Option Agreements”).

2.3         Post-Closing Adjustment of Purchase Price.

(a)          Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a written statement (the “Post-Closing Statement”), setting forth, in detail: (i) the nature, amount and calculation of the actual Closing Liabilities; and (ii) the nature, amount and calculation of the actual Closing Current Assets.

(b)          Unless Sellers, within thirty (30) days after receipt of the Post-Closing Statement, deliver to Buyer a written notice objecting thereto and specifying, in detail, the basis for each such objection and the amount in dispute (“Notice of Objection”), such Post-Closing Statement shall be binding upon Buyer and Sellers. Any Notice of Objection shall (x) specify in detail the nature and amount of any disagreement so asserted, and (y) only include disagreements based on mathematical errors or based on the Post-Closing Statement and the calculation Closing Liabilities and Closing Current Assets not being calculated in accordance with the definitions and provisions of this Agreement. If a timely Notice of Objection is delivered, then the Post-Closing Statement (as revised in accordance with clause (1) or (2) below) shall become final and binding upon the parties on the earlier of (1) the date Sellers and Buyer resolve in writing any differences they have with respect to any matter properly specified in the Notice of Objection and (2) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (defined below). During the 30 days immediately following the delivery of a Notice of Objection, Sellers and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter properly specified in the Notice of Objection. At the end of such 30-day period, Sellers and Buyer shall submit to a U.S. nationally recognized accounting firm chosen jointly by Sellers’ accountant and the Toronto office of Deloitte & Touche LLP (the “Accounting Firm”) for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Objection. Buyer and Sellers shall instruct the Accounting Firm to make a final and binding determination of the items included in the Post-Closing Statement (but only to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement and the definitions of Closing Liabilities and Closing Current Assets. Buyer and Sellers will cooperate fully with the Accounting Firm during the term of its engagement. Buyer and Sellers shall request that the Accounting Firm deliver its final and binding resolution of all disputed matters not more than 60 days following submission of such disputed matters, and the Accounting Firm’s final Post-Closing Statement shall be deemed to reflect such resolution. All of the fees and expenses of the Accounting Firm pursuant to this Section 2.3(b) shall be borne equally by the parties (i.e., Sellers, on the one hand, and Buyer, on the other hand).

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(c)          If on the Post-Closing Statement, as finalized pursuant to Section 2.3(b), the Closing Liabilities, net of the Closing Current Assets, exceed $1,000,000, then Sellers shall promptly, and in any case within five (5) Business Days, pay Buyer the amount of such excess.

ARTICLE 3

THE CLOSING

3.1         Time and Place. The consummation of the Contemplated Transactions (the “Closing”) will take place on the date that is the first Business Day after the satisfaction or waiver of the conditions set forth in Article 8 or such other date that is mutually agreed to by Sellers and Buyer (the “Closing Date”). The Closing will be held at 11:00 a.m. on the Closing Date at the offices of Harwell Howard Hyne Gabbert & Manner, P.C. in Nashville, Tennessee.

3.2         Closing Deliveries of Sellers and the Company.

(a)          Instruments of Transfer and Assignment. At the Closing, Sellers shall execute and deliver, or cause to be delivered, to Buyer the instruments, certificates and other documents effecting transfer of the Shares that are identified in Section 2.1.

(b)          Other Deliveries. At the Closing, the Company and Sellers shall execute and deliver, or cause to be delivered to Buyer, the instruments, certificates and other documents identified in Section 8.3(b).

3.3         Closing Deliveries of Buyer.

(a)          Closing Payment. At the Closing, Buyer shall deliver the Purchase Price as provided in Section 2.2.

(b)          Other Deliveries. At the Closing, Buyer shall execute and deliver, or cause to be delivered, to Sellers the instruments, certificates and other documents identified in Section 8.2(b).

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING

THE COMPANY AND THE BUSINESS

Except as specifically set forth on the disclosure schedules attached to this Agreement (the “Disclosure Schedules”), as a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions, the Company and Sellers hereby represent and warrant to Buyer that the statements contained in this Article 4 are true and correct on the date hereof and will be true and correct on the Closing Date. The Disclosure Schedules are arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 4. The disclosures in any section or subsection of the Disclosure Schedules will only qualify other sections and subsections in this Article 4 to the extent that such other sections and subsections explicitly cross reference such disclosures. Notwithstanding anything contained herein to the contrary, all representations made in this Article 4 with respect to the Company shall be deemed to be made with respect to any predecessor entities with respect to the Business.

4.1           Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of California and has all requisite power and authority to own, lease and operate its properties and to carry on the Business as now being conducted. The Company is duly qualified to transact business, and is in good standing as a foreign entity in each jurisdiction where the character of its activities requires such qualification, except where the lack of such qualification would not reasonably be expected to have a Material Adverse Effect, which jurisdictions are set forth on Schedule 4.1 hereof. The Company has heretofore made available to Buyer accurate and complete copies of its articles of incorporation, by-laws and shareholder’s agreement, as currently in effect, and has made available to Buyer copies of its minute books and ownership records. The minute books and ownership records of the Company made available to Buyer are accurate and complete in all material respects.

4.2           Authorization. The Company has full power and authority to execute and deliver this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith (collectively the “Seller Documents”) and to perform its obligations under this Agreement and the Seller Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Seller Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of the Company. This Agreement and each of the other Seller Documents have been duly executed and delivered by the Company and is or once executed will be the legal, valid and binding agreement of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of the courts in granting equitable remedies.

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4.3         No Violations.

(a)          Consents and Approvals. Except as set forth in Schedule 4.3(a) hereto, the execution, delivery and performance of this Agreement and the Seller Documents, the consummation of the Contemplated Transactions and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Documents do not and will not violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (i) the Company’s articles of incorporation, by-laws or shareholder’s agreement, (ii) any Contract to which the Company is a party or by which the Company (or any of its respective properties or assets) is subject or bound, (iii) any Governmental Order to which the Company is a party or by which the Company or any of its respective properties or assets is bound, (iv) the Material Permits, or (v) any Law applicable to the Company.

(b)          Except as set forth on Schedule 4.3(a), no consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Agreement and the Seller Documents by the Company or the consummation of the Contemplated Transactions.

4.4         Capitalization. The issued and outstanding equity interests of the Company (and each beneficial owner thereof) are as set forth on Schedule 4.4 hereto. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and are owned as set forth on Schedule 4.4. Except as set forth on Schedule 4.4 hereto, there are no other equity interests of the Company outstanding, and there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional equity interests of the Company or obligating the Company to grant, extend or enter into any such Contract. None of the Shares or any other equity interest of the Company was issued in violation of the Securities Act, or of any other federal, state or foreign law. No Person has any rescission rights with respect to any issuance of equity interests of the Company. There are no equityholder or member agreements, voting trusts or agreements, proxies or other agreements, instruments or understandings with respect to any equity interests of the Company.

4.5         Subsidiaries. The Company does not have any Subsidiaries. In the event that the foregoing representation is incorrect, any representation or warranty regarding the Company herein shall be deemed to have also been made with respect to any Subsidiary of the Company.

4.6         Financial Statements. Attached hereto as Schedule 4.6 are true and correct copies of: (a) the unaudited balance sheets of the Company as of December 31, 2009, December 31, 2010 and December 31, 2011, as well as the unaudited statements of operations and cash flows for the years then ended, (b) the unaudited balance sheet of the Company for the monthly period ending January 31, 2011 and the unaudited statements of operations and cash flows for the month then ended (such unaudited statements collectively the “Interim Financial Statements”). All of the foregoing financial statements are hereinafter collectively referred to as the “Company Financial Statements.” The Company Financial Statements present fairly the financial position and results of operations of the Company as of the dates and for the periods indicated, in each case in conformity with GAAP applied on a consistent basis throughout the periods covered thereby. The reserves, if any, reflected on the Company Financial Statements were determined in accordance with GAAP consistently applied, are adequate, appropriate and reasonable for their purposes, including, without limitation, allowance for doubtful accounts, inventory obsolescence, litigation reserves and product warranty reserves, if any. The Company does not have any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. Other than otherwise disclosed on Schedule 4.7(b) of this Agreement, there is no probable or reasonably possible loss contingency (within the meaning of Statement of Financial Accounting Standards No. 5) known to the Company, which is not reflected in the Company Financial Statements (including the notes thereto). The Company’s fiscal year has ended on December 31 for each year since its inception.

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4.7         Company Indebtedness; No Undisclosed Liabilities.

(a)          Except as set forth on Schedule 4.7(a), there is no Company Indebtedness.

(b)          Other than as disclosed on Schedule 4.7(b), there are no Liabilities of the Company at Closing, other than Liabilities disclosed on the Interim Financial Statements.

4.8         Absence of Certain Changes. Except as set forth in Schedule 4.8, since January 31, 2012, the Company has operated the Business only in the usual and ordinary course consistent with past practice, and without limiting the generality of the foregoing there has not occurred any event, circumstance or condition that has had or that could reasonably be expected to have a Material Adverse Effect and the Company has not (and has not committed or agreed to, whether by written Contract or otherwise):

(a)          suffered any damage, destruction, loss, casualty or other extraordinary loss to property or assets of the Company whether or not covered by insurance, which individually or in the aggregate exceed $10,000;

(b)          declared, set aside or paid any dividend or distribution (whether in cash, stock or property) in respect of the equity interests of the Company or to Sellers, or redeemed or otherwise acquired any of the equity interests of the Company;

(c)          made any increase or promised or announced any increase in compensation payable or benefits to directors, executive officers or other employees of the Company;

(d)          permitted or allowed any of its assets or properties, whether tangible or intangible, to be mortgaged, pledged or made subject to any Lien, other than Permitted Liens that will be released at or prior to Closing;

(e)          incurred any Liability except in the ordinary course of business consistent with past practice, or incurred any Company Indebtedness or any bad debt, or suffered any contingency or other reserve increase;

(f)          paid, discharged or satisfied any claims or Liabilities other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims or Liabilities incurred in the ordinary course of business and consistent with past practice;

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(g)          written down or written up (or failed to write down or up in accordance with GAAP) the value of any notes or accounts receivable, except write-offs in the ordinary course of business and consistent with past practice;

(h)          written down or up the value of any asset or investment on the books or records of the Company, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, and in accordance with GAAP;

(i)           made any change in any method of accounting or accounting practice, except for such changes required by reason of changes in GAAP, or made any change in its cash management practices or pricing or purchasing policies;

(j)          suffered any material change in its business relationship with any of its material customers, clients, partners, suppliers or referral sources;

(k)          entered into any employment Contract, commissions arrangement, or collective bargaining agreement, written or oral, or modified the terms of any existing employment Contract;

(l)           made any loan to, or entered into any other transaction or Contract with, or paid any bonus to any of its shareholders, directors, officers, employees and consultants;

(m)          made any changes in cash collection practices;

(n)           delayed or postponed the payment of any accounts payable or commissions or any other Liability or agreed or negotiated with any Person to extend the payment date of any accounts payable or commissions or any other Liability or accelerated the collection of (or discounted) any accounts or notes receivable or made any material changes to the customary methods of operations of such Person, including, without limitation, practices and polices relating to marketing, selling and pricing;

(o)          disposed of or permitted to lapse any rights to use of any material Proprietary Rights owned or licensed by it;

(p)          cancelled any of its debts or waived any claims or rights, or sold, transferred or otherwise disposed of any properties or assets (real, personal or mixed, tangible or intangible), except in transactions in the ordinary course of business and consistent with past practice, such as the sale of inventory and the use of supplies;

(q)          made any Tax election or changed an existing election or settled or compromised any Liability with respect to Taxes of the Company;

(r)          made any capital commitment for additions to property or equipment;

(s)          entered into any transaction other than in the ordinary course of business including, without limitation, the amendment, modification or termination of any material Contract of the Company;

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(t)          made any change in its methods of expensing supplies or historical practices with respect to purchasing supplies; or

(u)          failed to make capital expenditures in the ordinary course of business consistent with past practices.

4.9         Legal Proceedings. Except as set forth in Schedule 4.9, there are no Actions pending or, to the Knowledge of the Company, threatened, by or against the Company or the Business and to the Knowledge of the Company, there is no reasonable basis for any such Action. Except as set forth on Schedule 4.9, the Company is not subject to or bound by any Governmental Order or any settlement agreement. Except as set forth in Schedule 4.9, the matters listed on Schedule 4.9 are covered by insurance and could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.10       Compliance with Law. Except as is set forth on Schedule 4.10, the Company and its Business Employees have all authorizations, accreditations, approvals, licenses and orders of and from all Governmental Authorities to carry on the Business as it is now being conducted, to own or hold under lease the properties and assets the Company owns or holds under lease and to perform all of its obligations under the Contracts to which the Company is a party (the “Material Permits”). Schedule 4.10 sets forth all Material Permits held or obtained by the Company, and all Material Permits held by its Business Employees that are relevant to the Business. Except as is set forth on Schedule 4.10, to the Knowledge of the Company, no suspension, cancellation or termination of any such Material Permit is threatened other than the expirations of Material Permits requiring renewal in the ordinary course of business, and, to the Knowledge of the Company, there is no basis therefor. Except as is set forth on Schedule 4.10, the Company is in compliance with all applicable Laws and Material Permits to which the Business and the Company’s employment of labor or their use or occupancy of properties or assets or any part thereof are subject, and the Company has not received any claim or notice that it is not in such compliance. The Company has complied with any bulk sales laws applicable to the Contemplated Transactions.

4.11       Environmental Matters.

(a)          For purposes of this Agreement, the term “Environmental Laws” shall mean all foreign, federal, state and local laws, regulations, ordinances, decrees and orders relating to the environment, health and safety, including, without limitation, regulation of Hazardous Substances or any other material or substance which constitutes a material health, safety or environmental hazard to any person or property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and the Resource Conservation and Recovery Act of 1980, as amended (“RCRA”). For the purposes of this Agreement, the term “Hazardous Substances” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is defined, listed or identified as hazardous (whether a substance, material or waste), “toxic,” “pollutant” or “contaminant” pursuant to Environmental Laws, including, without limitation asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, mold, petroleum or petroleum products and any other material or substance limited, controlled or regulated under any applicable Environmental Laws.

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(b)         Except as set forth on Schedule 4.11:

(i)          The Company has obtained and maintains all permits, licenses, approvals and other authorizations which are required with respect to the property of the Company or the operation or ownership of the Business under all applicable Environmental Laws.

(ii)         The Company, its operations, and each of its respective properties, whether leased or owned, are in compliance with all terms and conditions of the required permits, licenses, approvals and authorizations and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any of the Environmental Laws.

(iii)        The Company has not received any notice from any Governmental Authority of any violation of or Liability arising under any Environmental Laws, or arising under any permits, licenses, approvals or other authorizations which are required, with respect to the business of the Company or the ownership, lease or operation of any properties currently or formerly owned, leased or operated by the Company.

(iv)        There is no civil, criminal, administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of the Company, threatened against the Company or any properties currently or formerly owned, leased or operated by the Company relating in any way to any of the Environmental Laws.

(v)         Other than those used in the ordinary course of an ordinary business office operation, there are no Hazardous Substances present in, on, under or emanating from any property owned, leased or operated by the Company, or, to the Knowledge of the Company, any property formerly owned, leased or operated by the Company, in material violation of any applicable Environmental Laws, or which may give rise to any common law or legal Liability of the Company, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation.

(c)          The Company has made available to Buyer complete and correct copies of all environmental reports, assessments, studies, analyses, tests or monitoring results possessed or initiated by the Company pertaining to any of the properties presently or formerly owned, leased or operated by the Company concerning the environmental condition of such properties or compliance of the operations and business conducted at such properties with applicable Environmental Laws.

4.12       Material Contracts. Schedule 4.12 sets forth a correct and complete list, subdivided according to the subsections of this Section 4.12, of the following Contracts to which the Company is a party or by which the Company or its properties or assets (real, personal or mixed, tangible or intangible) are bound or materially affected (the “Material Contracts”):

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(a)          all bonds, debentures, notes, mortgages, indentures or guarantees and other Contracts evidencing, creating or otherwise relating to obligations for Company Indebtedness;

(b)          all existing Contracts (other than those described in subparagraphs (a) or (c), and any of the Company’s Benefit Plans) to which the Company is a party or by which the Company or its properties or assets may be bound (i) involving an annual commitment or annual payment by any party thereto of more than $10,000 individually, (ii) which have a fixed term extending more than twelve months from the date hereof, or (iii) which is likely to result in payment by any party thereto of $10,000 over the twelve months following the date hereof, in each case individually;

(c)          all loans and credit commitments to the Company which are outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

(d)          all Contracts imposing a noncompetition obligation on the Company or Sellers, or other restriction on the business activities of the Company or Sellers or the or use of information in the Business in any location, including, without limitation, exclusive dealing obligations;

(e)          Real Property Leases;

(f)          Capital or operating leases or conditional sales agreements involving an annual commitment or annual payment by any party thereto of more than $10,000 individually;

(g)          employment, collective bargaining, severance, stay bonuses, retention, consulting, employee benefit and similar plans and Contracts;

(h)          Contracts under which the Company is obligated to indemnify or hold harmless, or entitled to indemnification from, any other Person, or Contracts under which the Company is obligated to pay liquidated damages;

(i)          Contracts between the Company and any shareholder, director, officer, employee or other Affiliate of the Company;

(j)          Contracts under which the amount payable by the Company is dependent on the revenues or income or similar measure of the Business, or in which the Company is obligated to pay royalties, commissions or similar payments to any Person;

(k)          material license and other similar arrangements in which the Company is either licensee or licensor with respect to any Proprietary Rights or any databases;

(l)          joint venture, partnership or similar agreements;

(m)        Contracts to loan money or extend credit to any other Person, other than Contracts entered into in the ordinary course of business;

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(n)          any settlement agreements pursuant to which the Company is entitled to, or obligated to make, future payments (whether lump sum or by installment);

(o)          Contracts currently in place and under which Company will receive revenue following the Closing date; or

(p)          to the extent not covered above, any other Contract of the Company or the Business whose termination or expiration would reasonably be expected to have a Material Adverse Effect.

Schedule 4.12 includes with respect to each Material Contract the names of the parties, the date thereof, and its title or other general description. Correct and complete copies of all Material Contracts, including all amendments thereto, have been made available to Buyer. The Material Contracts are in full force and effect and are valid and enforceable in accordance with their respective terms with respect to the Company and, to the Company’s Knowledge, are valid and enforceable in accordance with their respective terms with respect to any other party thereto, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors’ rights and general principles of equity, whether in equity or at law. Except as reflected in Schedule 4.12, there have been no amendments, assignments, modifications or supplemental arrangements to any Material Contract. There is no event which has occurred or existing condition (including the execution and delivery of this Agreement and the consummation of the Contemplated Transactions) which constitutes or which, with notice, the happening of an event and/or the passage of time would constitute a breach, default or event of default by the Company or would cause the acceleration of any obligation of the Company, give rise to any right or termination or cancellation by any party other than the Company or cause the creation of any Lien on any of the assets of the Company, nor does the Company have Knowledge of, and the Company has not received notice of, or made a claim with respect to, any breach or default by any other party thereto. There are no renegotiations of, or attempts to renegotiate or outstanding rights to renegotiate, any terms or provisions of any Material Contract and no Person has made a demand for such renegotiations. Except as set forth on Schedule 4.12, each of the Contracts listed in Schedule 4.12 can be terminated or prepaid on no more than 60 days’ notice or at the Closing by the Company without Liability.

4.13       Taxes.

(a)          The Company has timely filed all Tax Returns required to be filed (taking into account all extensions of due dates) on or before the date hereof (including information returns). All Tax Returns filed by the Company were complete and correct in all material respects, and such Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities and status of the Company and any other information required to be shown thereon.

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(b)          All Taxes owed by the Company or arising from or related to the income or operations of the Company (whether or not shown, or required to be shown, on Tax Returns) have been timely paid on or before the date hereof to the extent any failure to pay such Taxes could reasonably result in a Tax liability to the Company. The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed and/or delivered, as required by law. All Taxes that have not yet become due and payable on or at the Closing Date have been adequately reserved in the Company Financial Statements in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties have been timely made by or on behalf of the Company. None of the Tax Returns filed by the Company contain a disclosure statement under former Section 6661 of the Code or current Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). The Company has not entered into any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b). Except as disclosed in Schedule 4.13(b), there are no liens or encumbrances for Taxes upon any of the Company’s assets, other than Liens for Taxes not yet due and payable and for which there are adequate reserves in accordance with GAAP.

(c)          Except as disclosed in Schedule 4.13(c), with respect to state or local Tax liabilities of the Company, (i) no material deficiencies for state or local Taxes have been claimed, proposed or assessed in writing by any state and local Governmental Authority for which the Company may have any liability, and (ii) there are no pending or, to the Company’s knowledge, threatened audits, investigations or claims for or relating to any material liability in respect of state or local Taxes. The Company has maintained complete and accurate records, including all applicable exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sales and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by the Company and as to which the Company is required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sales and use Taxes

(d)          None of the Tax Returns filed by the Company or Taxes paid or payable by the Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Taxing Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Knowledge of the Company, threatened. There are no matters under discussion by Sellers or the Company with any Governmental Authorities with respect to Taxes that may result in any additional amount of Taxes for which the Company may have any liability.

(e)          Except as disclosed in Schedule 4.13(e) and as provided in the next sentence with respect to the Company’s Tax Returns for the period ending December 31, 2011, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has submitted properly prepared and valid applications for extensions for all Tax Returns with respect to the Company’s Tax Returns for the period ending December 31, 2011 which are due on or before April 17, 2012 and which have not been filed as of the date hereof. All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in Schedule 4.13(e). The Company is not subject to, nor has it applied for, any private letter ruling of the Internal Revenue Service or comparable rulings of any Taxing Authority. Neither the Company nor any other Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

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(f)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), (D) installment sale or open transaction disposition transaction made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date.

(g)          The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5)(A)(ii) of the Code) as a result of the Contemplated Transactions. None of the shares of issued and outstanding capital stock of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. No portion of the Purchase Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

(h)          The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(i)          The Company does not have net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the Contemplated Transactions). The Company has not made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise).

(j)          The Company does not own, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or as a “controlled foreign corporation” within the meaning of Section 957 of the Code. The Company is not and has never been a “personal holding company” within the meaning of Section 542 of the Code and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k)          The Company is not a party to any Tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement). The Company has never been a member of a group filing a consolidated federal Income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes. The Company does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise. The Company is not and has not been a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract that could be treated as a partnership for federal income tax purposes. The Company has no ownership interest in any entity that is or could be treated as an association or corporation for federal income tax purposes.

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(l)          The unpaid Taxes of the Company did not, as of the date of this Agreement, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Interim Financial Statements, if any, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company in filing Tax Returns. The Company will not incur any liability for Taxes from the date of this Agreement through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice.

(m)          Schedule 4.13(m) hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction. The Company does not have, and has never had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(n)          Sellers have delivered to Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company’s inception.

(o)          The Company has been at all times during its existence a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code and under all corresponding provisions of applicable state and local Tax Laws to the extent they recognize S corporation status and the Company will be an S corporation up to and including the Closing Date if the Section 338(h)(10) Election is made or up to and including the day before the Closing Date if the Section 338(h)(10) Election is not made. The IRS has not challenged or threatened to challenge the status of the Company as an S corporation for federal income tax purposes under the Code. The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of its assets caused by an election made pursuant to Section 338(h)(10) of the Code. The Company has not, since its formation, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary. Sellers are eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of the Shares pursuant to this Agreement. To the Knowledge of the Company, there is no reason why Buyer’s acquisition of the Shares pursuant to this Agreement would not qualify as a “qualified stock purchase” within the meaning of Section 338 of the Code and Treasury Regulations thereunder, as to which an election properly may be made under Section 338(h)(10) of the Code.

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(p)          For purposes of this Section 4.13 and Section 7.3 any reference to the Company shall be deemed to include any Person that merged with or was liquidated into the Company.

4.14       Officers, Directors and Employees. Schedule 4.14 contains a correct and complete list of all of the (a) officers, (b) directors and (c) employees of the Company (collectively, the “Business Employees”), including the name, date and location of employment, current title, and the following as of January 31, 2012: salary, bonus and all other benefits and compensation. Except as set forth on Schedule 4.14 no increase in the salary, bonus, benefits or other compensation (other than normal periodic increases in base compensation applied on a basis consistent with that of prior years with respect to Business Employees who are not officers or directors of the Company) of any Business Employee has been made (or promised) with respect to the period following the Closing Date. Other than as set forth in Schedule 4.12 with respect to Section 4.12(g), the Company has not entered into any Contract with respect to severance payments nor does the Company have any policy with respect to the payment of severance. To the Knowledge of the Company, no key Business Employee intends (or has announced his or her intention) to terminate his or her employment with the Company.

4.15       ERISA.

(a)          Schedule 4.15 sets forth a true and complete list of (i) each “employee benefit plan” as defined in Section 3(3) of ERISA, and (ii) each bonus or other incentive compensation, stock option, stock purchase, or other equity-related award, deferred compensation, severance pay, change in control, retention, salary continuation, sick leave, vacation pay, leave of absence, paid time off, loan, educational assistance, legal assistance, and other material fringe benefit plan, program, agreement or arrangement, in each case which is maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee or director of the Company (and any eligible dependent and beneficiary thereof) (collectively, the “Benefit Plans”). With respect to each Benefit Plan, true, correct and complete copies of the following documents (if applicable), have been delivered to Purchaser or its counsel: (i) the most recent plan document constituting the Benefit Plan and all amendments thereto, and any related trust documents (including a description of any unwritten Benefit Plan), (ii) the most recent summary plan description and all related summaries of material modifications, (iii) the Form 5500 and attached schedules filed with the Internal Revenue Service for the past three (3) fiscal years, and (iv) the most recent Internal Revenue Service determination letter.

(b)          The Company has performed and complied in all material respects with all of its obligations under or with respect to the Benefit Plans, and each Benefit Plan complies and has been administered and operated in compliance in all material respects in accordance with its terms and with all Applicable Laws, including but not limited to the Code and ERISA. Each Benefit Plan may be amended or terminated at any time without approval from any person, with no advance notice (except as required by law) and without penalty or any liability other than for benefits accrued prior to such amendment or termination.

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(c)          None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, and neither the Company nor any of its ERISA Affiliates have maintained, been required to contribute to or been required to pay any amount with respect to a “multiemployer plan” at any time. None of the Benefit Plans is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any of its ERISA Affiliates have ever had any obligation to or liability for (contingent or otherwise) with respect to any such Benefit Plan. Neither the Company nor any ERISA Affiliate has ever maintained, been required to contribute to or been required to pay any amount with respect to a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA).

(d)          If applicable, each Benefit Plan and its related trust intended to be qualified under Sections 401(a) and 501(a) of the Code, respectively, has so qualified and has received a favorable determination letter from the Internal Revenue Service and nothing has occurred with respect to such Benefit Plan since the date of such determination letter which could cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA or the Code. There (i) is no pending, current or, to the Knowledge of the Company, threatened action relating to the Benefit Plans, the assets of any trust under any Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Benefit Plan with respect to the administration or operation of such Benefit Plan, other than routine claims for benefits, (ii) is no pending, current or, to the Knowledge of the Company, threatened administrative investigation, audit or other administrative proceeding by any Governmental Authority, and (iii) are no facts or circumstances which could reasonably be expected to form the basis for any such action. No event has occurred and no condition exists with respect to any Benefit Plan that would reasonably be expected to subject the Company to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Laws. Each of the Benefit Plans and the Company have properly classified individuals providing services to the Company as independent contractors or employees, as the case may be.

(e)          Each Benefit Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code, and the Company has not been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. The Company has no obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(f)          No fiduciary (within the meaning of Section 3(21) of ERISA) of any Benefit Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Benefit Plan that could subject such fiduciary or the Company to any liability (including any liability pursuant to an indemnification arrangement).

(g)          All contributions and premiums (including all employer contributions and employee salary reduction contributions) that are due with respect to any Benefit Plan have been made within the time periods prescribed by applicable Law or by the terms of such Benefit Plan or any agreement relating thereto to the respective Benefit Plan, and all contributions, liabilities or expenses of any Benefit Plan (including workers’ compensation) for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the relevant balance sheet in accordance with GAAP on or prior to the Closing Date.

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(h)          Except for health care continuation requirements under Section 4980B of the Code and Part 6 of Subtitle I of ERISA (“COBRA”) or applicable state law, the Company does not have any obligations for post-termination health care benefits (whether or not insured) to any current or former employee or director after his or her termination of employment or service with the Company. All group health plans of the Company have been operated in compliance in all material respects with the applicable requirements of COBRA. The Company has complied in all material respects with the continuation coverage provisions of COBRA and any applicable state statutes mandating health insurance continuation coverage for employees performing service for the Company. Schedule 4.15 contains a list of all current and former employees performing services for the Company and their beneficiaries who are eligible for and/or have elected continuation coverage under COBRA and who will be treated as “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(i)          The consummation of the Contemplated Transactions will not, either alone or in combination with any other event, (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or director of the Company, (ii) increase any benefits payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits. Further, the Company has not announced any type of plan or binding commitment to create any additional Benefit Plan, to enter into any agreement with any current or former employee or director, or to amend or modify any existing Benefit Plan or agreement with any current or former employee or director.

(j)          For the purpose of this Section 4.15, the term “ERISA Affiliate” means (i) any related company or trade or business that is required to be aggregated with the Company under Code Section 414; (ii) any other company, entity or trade or business that has adopted or has ever participated in any Benefit Plan; and (iii) any predecessor or successor company or trade or business of the Company.

4.16        Labor Relations. Except as set forth on Schedule 4.16, the Company is in compliance in all material respects with all Laws and Governmental Orders respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. Except as set forth on Schedule 4.16, there is no: (a) unlawful employment practice discrimination charge pending before the Equal Employment Opportunity Commission (the “EEOC”) or any EEOC recognized state “referral agency” or, to the Knowledge of the Company, threatened, against or involving or affecting the Company; (b) unfair labor practice charge or complaint against Sellers pending before the National Labor Relations Board (the “NLRB”) or, to the Knowledge of the Company, threatened, against or involving or affecting the Company; (c) labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or involving or affecting the Company and no NLRB representation question exists respecting any of their respective Business Employees; (d) grievance or arbitration proceeding pending and no written claim therefor exists; and (e) collective bargaining agreement that is binding on the Company. Except as set forth on Schedule 4.16, no organizational efforts involving any of the Business Employees have been made since the Company’s incorporation, and to the Knowledge of the Company, no such organizational efforts are presently being made. Except as set forth on Schedule 4.16, no union or other collective bargaining unit has been certified or recognized by any Seller as representing any of the Business Employees since the Company’s incorporation. Except as set forth on Schedule 4.16, since the Company’s incorporation, no union or collective bargaining unit has sought such certification or recognition or conducted a union representation petition, and, to the Knowledge of the Company, no union or collective bargaining unit is seeking or currently contemplating seeking any such certification or recognition. Since the Company’s formation, the Company has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Buyer, and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the Closing Date.

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4.17         Real Properties and Related Matters. Schedule 4.17 sets forth a correct and complete list of all of the real property leased (the “Leased Real Property”) by the Company as of the date of this Agreement, including with respect to each parcel a correct street address, and Schedule 4.17 also identifies each lease agreement to which each Leased Real Property is subject, including each amendment thereto (collectively, the “Real Property Leases”). The Company does not own any real property and no real property is used in connection with the Business other than the Leased Real Property. The Company has valid leasehold interests in all of the Leased Real Property listed on Schedule 4.17. To the Knowledge of the Company, no improvements constituting a part of the Leased Real Property encroach on real property not owned or leased by the Company to the extent that removal of such encroachment would impair the manner and extent of the current use, occupancy and operation of such improvements. True, complete and correct copies of all Real Property Leases have been provided to Buyer (including any supplements, amendments or side letters relating thereto) and such Real Property Leases are legal, binding, valid, enforceable by and against the Company and is in full force and effect in accordance with their respective terms. All of the rental and other payments payable under each Real Property Lease by the Company are current, there is no material default under such Real Property Lease either by the landlord or by the tenant thereunder, and no event has occurred which, with the lapse of time or the giving of notice or both, would constitute a material default thereunder. There are neither actual, nor, to the Knowledge of the Company any threatened or contemplated, condemnation or eminent domain proceedings that affect any Leased Real Property and the Company has not received any written notice from any Governmental Authority of the intention of any Governmental Authority to take or use all or any part thereof. With respect to the Leased Real Property: (a) the Company is the sole tenant for the space leased, does not share any space with or sublet any space to any other Person and enjoys peaceful and quiet possession of the Leased Real Property; (b) all facilities have received all approvals of Governmental Authorities (including licenses) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws; (c) all facilities located on the Leased Real Property are supplied with utilities and other services necessary for the operation of the Business as currently conducted, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate and in accordance with all Applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such Leased Real Property; (d) such Leased Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting each parcel, and access to the Leased Real Property is provided by paved public right-of-way with adequate curb cuts available; (e) except as set forth on Schedule 4.17, no Person has leased or otherwise granted to any Person the right to use or occupy such Leased Real Property; and (f) except as set forth on Schedule 4.17, there are no outstanding options, rights of first offer, rights of first refusal or Contracts to purchase such Leased Real Property or any portion thereof.

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4.18       Proprietary Rights.

(a)          Schedule 4.18(a) lists all registered Proprietary Rights and the material unregistered Proprietary Rights in which the Company has or asserts an ownership interest (collectively, the “Company Proprietary Rights”), and indicates for any such registered Proprietary Rights the applicable jurisdictions and registration numbers, and filing and registration dates. The Company is the sole and exclusive owner of all right, title and interest in all Proprietary Rights listed or required to be listed on Schedule 4.18(a), free and clear of any Liens.

(b)          Schedule 4.18(b) lists (i) each Contract pursuant to which any Proprietary Rights are licensed to the Company by a third party (except for any commercially available software products non-exclusively licensed under “shrink-wrap” or “click-through” license agreements) and (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive. Each such agreement is a valid and binding agreement of the Company and is in full force and effect and enforceable in accordance with its terms against the other contracting party. The Company has not granted any third party and right or license in or to any Company Proprietary Rights, or any sublicense to any third party’s Proprietary Rights.

(c)          All documents and instruments necessary to establish, perfect and maintain the rights of the Company in any registered Company Proprietary Rights have been validly executed, delivered and filed in a timely manner with the appropriate governmental or other authority, and all necessary registration, maintenance and renewal fees have been paid.

(d)          Each employee and contractor of the Company who is or was involved in the creation or development of any Proprietary Rights for or on behalf of the Company has signed a valid and enforceable agreement containing an irrevocable assignment of all such Proprietary Rights to the Company.

(e)          The Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets included in the Company Proprietary Rights. The Company has taken all commercially reasonable steps necessary to protect, preserve, defend and enforce the Company Proprietary Rights.

(f)          The Company Proprietary Rights and the Proprietary Rights listed on Schedule 4.18(b) are all Proprietary Rights needed to conduct the Business as currently conducted.

(g)          No third party has challenged or, to the Knowledge of the Company, threatened to challenge the scope, validity or enforceability of any Company Proprietary Right and there is no basis for any such challenge. All Company Proprietary Rights are valid and enforceable.

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(h)          Neither the Company nor any Company Proprietary Right has ever infringed, misappropriated or otherwise violated or made unlawful use of any Proprietary Rights of any third party. No product or service distributed, sold, offered or provided by the Company or infringes, misappropriates, violates or makes unlawful use of any Proprietary Right of any third party.

(i)          No infringement, misappropriation or similar claim or legal proceeding is or ever has been pending or, to the Company’s Knowledge, threatened against the Company. To the Company’s Knowledge, no third party has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Company Proprietary Rights.

(j)          The Company has obtained and possesses valid licenses to use all of the third party software programs present on the computers and other software-enabled electronic devices that it uses in connection with the Business.

(k)          All Company computer and information systems (i) have been properly maintained in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use, and (ii) are in good working condition to effectively perform in all material respects the information technology operations necessary to conduct the Business. The Company has taken commercially reasonable measures to provide for the back-up and recovery of the electronic data and information necessary to the conduct of its Business without material disruption to, or material interruption in, the conduct of such Business.

(l)          The Company has implemented an information security program designed to prevent unauthorized access to the Company computer and information systems in accordance with standards prudent in the industry.

(m)          The Company owns and has all necessary rights to use and exploit the customer, employee and other data held by the Company to conduct the Business as currently conducted. Schedule 4.18(m) describes any instance during the past three (3) years in which any Person has challenged such rights.

4.19       Brokers, Finders and Investment Bankers. Neither the Company nor any Seller has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Contemplated Transactions.

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4.20         Insurance. Schedule 4.20 sets forth a complete and accurate list and brief description (in each case specifying the insurer, the amount of coverage and the type of insurance) of all insurance policies issued in favor of the Company or the Business, or pursuant to which the Company is named insured or otherwise a beneficiary in respect of the Business (the “Business Insurance Policies”) and all claims pending under the Business Insurance Policies, all of which have been properly reported to the insurance carriers and there has been no reservation of rights that has been issued by any insurance carrier that may jeopardize coverage, except in each case as set forth on Schedule 4.20. As of the date hereof, the Company is covered by valid and currently effective Business Insurance Policies issued in favor of the Company that are customary and adequate for companies of similar size in the industry and locales in which the Company operates. All Business Insurance Policies listed in Schedule 4.20 are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions of such policies. All liability policies are on an “occurrence” basis, with the exception of the Indian Harbor Insurance Company Errors & Omissions Policy No. MPP0029595 which is on a “claims made” basis. The Company has not received any notice of cancellation or non-renewal or proposed material increase in the premiums payable for coverage under any such Business Insurance Policy. There are no outstanding surety or performance bonds with respect to the Business.

4.21         Assets. The Company has good and marketable title to (or in the case of leased or licensed assets, valid and enforceable rights in), is the lawful owner of, and has the full right to use, sell, convey, transfer, assign and deliver all of the assets that it currently uses in the Business, free and clear of all Liens, except for the Permitted Liens. Such assets are in such condition and repair as are consistent with and suitable for their present uses and there are no material defects in any of such assets. Such assets constitute all assets reasonably required for use in the operation of the Business in the manner operated during the 12-month period preceding the date of this Agreement, and are sufficient to conduct the operations of the Business as currently conducted.

4.22         Export Controls. The Company has obtained all approvals necessary for exporting assets in accordance with all applicable United States and foreign export control Laws, and for importing into any country in which such assets are now sold or provided by the Company, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

4.23         Transactions with Affiliates.

(a)          Except as set forth in Schedule 4.23(a), no shareholder, officer, director or other Affiliate of the Company, or any Person with whom any such shareholder, officer, director or other Affiliate has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all of such Persons), has any interest in (a) any Contract with the Company (other than employment agreements disclosed on Schedule 4.12), (b) any loan or Contract for or relating to Company Indebtedness or other indebtedness with the Company, (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of the Company, or (d) any business or entity that competes with Company.

(b)          Except as set forth on Schedule 4.23(b), no Business Employee is a direct or indirect relative of any Seller which is a natural person, whether by blood, marriage or adoption.

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4.24         Patriot Act and Money Laundering. To the extent applicable, each of the Company and Sellers is in compliance with: (i) the Trading with the Enemy Act, as amended; (ii) each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto; (iii) the Money Laundering Control Act of 1986; and (iv) the USA Patriot Act.

4.25         Notes, Accounts Receivable and Bad Debts. Each note and account receivable (net of any reserves, which reserves are adequate and calculated in accordance with GAAP) included in the Company Financial Statements is a valid and enforceable claim and subject to no set-off or counterclaim, is genuine and subsisting, and will be collected in the ordinary course of business within ninety (90) days after the date on which it is due and payable.

4.26         Books and Records. The books and records of the Company and the accounts of the Company, reflect in all material respects, the transactions, assets and Liabilities of the Company. The Company has not engaged in any material transaction with respect to its Businesses, maintained any bank account for its Business, or used any of the funds of such Person in the conduct of its Business, except for transactions, bank accounts and funds which have been and are reflected in the books and records of such Person.

4.27         Powers of Attorney. Other than as set forth on Schedule 4.27 hereto, the Company has not granted a power of attorney to any Person to act or execute documents on behalf of the Company.

4.28         Bank Accounts. Schedule 4.28 sets forth each of the bank accounts of the Company and the employees of the Company who are authorized signatories with respect to such accounts.

4.29         No Material Misstatements or Omissions. Neither this Agreement, the Schedules or Exhibits hereto, nor any certificate or document furnished by the Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers represents and warrants severally, but not jointly, that with respect to itself and no other Seller:

5.1           Authorization. This Agreement and each of the Seller Documents to be delivered by such Seller hereby or in connection herewith has been duly executed and delivered by such Seller and constitutes the valid and binding agreement of such Seller, enforceable against him, in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of the courts in granting equitable remedies. There is no Action pending or, to the knowledge of Seller, threatened that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the Transactions. To Seller’s knowledge, there is no fact, event or circumstance that reasonably could be expected to give rise to Action or in the aggregate would have a Material Adverse Effect upon the consummation of the Contemplated Transactions.

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5.2           No Violations. Except as set forth in Schedule 5.2 hereto, the execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the Contemplated Transactions do not and will not violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any Contract to which such Seller is a party or by which he, she or it (or any respective properties or assets) is subject or bound, (b) any Governmental Order to which such Seller is a party or by which he, she or it or any of his respective properties or assets is bound, or (c) any Law applicable to such Seller or any of his respective assets. Except as set forth on Schedule 5.2, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with such Seller’s execution, delivery or performance of this Agreement and each of the Seller Documents to be delivered by him hereby or in connection herewith.

5.3           Brokers, Finders and Investment Bankers. Except as disclosed in the Company Disclosure Schedules, such Seller has not employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Contemplated Transactions.

5.4           Title to Shares. Such Seller is the record and beneficial owner of, and has good and valid title to, the Shares listed on Schedule 4.4 opposite his name, free and clear of all Liens, which Shares represent all of the equity interests of the Company held or beneficially owned by such Seller. Such Seller has not granted any option or right to purchase such Shares other than to Buyer pursuant to this Agreement. Such Seller is not a party to or bound by any agreement, option, warrant, right, contract, call or put that requires, or upon the passage of time or occurrence of any other event would require, the payment of money or transfer of any of such Shares to anyone other than Buyer. The delivery to Buyer of the certificates or other instruments or agreements representing or pertaining to the Shares of such Seller in accordance with Section 2.1 will transfer to Buyer beneficial ownership of such Shares, free and clear of all Liens.

5.5           Securities Disqualifications. Such Seller does not meet any of the conditions described in Rule 262(b)(1)-(5) promulgated under the Securities Act.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

6.1           Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

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6.2           Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith by Buyer and the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and each agreement, document or instrument required to be delivered by Buyer hereby or in connection herewith have been duly executed and delivered by Buyer and constitute the legal, valid and binding agreements of Buyer, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of the courts in granting equitable remedies.

6.3           No Violations. The execution, delivery and performance of this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith, the consummation of the Contemplated Transactions and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, violate or conflict with (a) any terms or provisions of Buyer’s organizational documents, (b) any Contract to which Buyer is a party (or by which it or its properties or assets) is subject to or bound, (c) any Governmental Order to which Buyer or any of its properties or assets is bound or (d) any Law applicable to Buyer or any of its assets, except for such violations which would not have in the aggregate a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions. Other than filings with the Securities and Exchange Commission and the California Department of Corporations, no consent, approval, order or authorization of, or registration, declaration or filing with, any Government Authority is required in connection with the execution, delivery or performance of this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith by Buyer or the consummation of the Contemplated Transactions by Buyer.

6.4           Investment Representations. Buyer is purchasing the Shares for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such Shares or any part thereof. Buyer acknowledges that the Shares have not been registered or qualified under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration or qualification is available. Buyer is an Accredited Investor.

6.5           Brokers, Finders and Investment Bankers. Buyer has not employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Contemplated Transactions.

ARTICLE 7
CERTAIN COVENANTS AND AGREEMENTS

7.1           Noncompete; Nonsolicitation; Nondisclosure. With respect to each Seller, an in consideration of the Purchase Price and in relation to the sale of Sellers’ Shares and the goodwill associated with the Business, until 4 years from the Closing Date (the “Restricted Period”), each Seller hereby covenants that he will not compete with the Company and:

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(a)          shall not directly or indirectly own, have an interest in, operate, join, control, or participate in, or be connected with as an officer, employee, director, proprietor, member, manager, partner, investor, creditor, adviser, sales representative, agent, consultant or otherwise with, any Person engaged in conducting auctions and asset valuations, and all related services and businesses (a “Restricted Business”) anywhere in the world that the Company or Sellers have conducted the Business prior to the Closing Date; provided, however, that nothing in this Section 7.1 shall prevent a Seller from owning as a passive investment of less than 5% of the outstanding shares of the capital stock of a publicly held company that is engaged in a Restricted Business, provided that such Seller is not otherwise employed by such company;

(b)          shall not solicit, divert, or entice away, or attempt to do any of the foregoing toward, any actual or prospective customer, supplier, licensee, licensor, or other business relation of the Company prior to the Closing Date; and

(c)          shall not, directly or indirectly, hire, offer to hire, solicit for hire, entice away or attempt to do any of the foregoing toward any Person who is or was an officer, employee, agent or consultant of the Company prior to the Closing Date.

(d)          Sellers acknowledge that the Company possesses certain confidential information used exclusively in the Business and that has commercial value in the Business and accordingly has been treated by the Company or Sellers as confidential. All such information (collectively, the “Confidential Information”) shall be kept confidential by Sellers as provided below. Sellers agree that on and after the Closing Date, they and their Affiliates will keep in strictest confidence and trust all Confidential Information and neither Sellers nor any of their Affiliates will, without Buyer’s prior written consent, use or disclose any Confidential Information, except to the extent (i) necessary to comply with any legal requirements in connection with Buyer’s ownership or operation of the Business on or prior to the Closing Date, such as the filing of income tax returns or reports, (ii) such information becomes publicly available other than as a result of the actions or omissions of a Restricted Person, or (iii) Sellers or any of their Affiliates becomes legally compelled to disclose any of the Confidential Information, in which case, such Sellers or their Affiliates, as the case may be, will provide Buyer with prompt written notice so that Buyer may seek a protective order or other appropriate remedy at its sole cost and/or waive compliance with the provisions of this Section 7.1. If such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 7.1, Sellers or their Affiliates, as the case may be, will furnish only that portion of the Confidential Information that is legally required. Notwithstanding the foregoing, “Confidential Information” shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by the Sellers. In addition, “Confidential Information” shall not include this Agreement.

(e)          Each Seller acknowledges that as a result of the consummation of the Contemplated Transactions, such Seller will receive from Buyer substantial consideration due to his capacity as a shareholder of the Company. Therefore, because of such consideration, Sellers agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 7.1 should be interpreted in such a manner as to be effective and valid under applicable Law. In the event any provision of this Section 7.1 or portion thereof shall be held to be illegal or unenforceable, the remainder of this Section 7.1 or such provision shall remain in full force and effect. If any one or more of the provisions contained in this Section 7.1 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable Law. In furtherance of the foregoing, in the event that a court of competent jurisdiction should find that any portion, sentence, phrase, word or provision of any agreement contemplated by this Section 7.1 is legally unenforceable, void, or invalid, the parties agree that the court or arbitrator may reform, modify, amend or revise it, and the parties agree to abide and be bound thereby.

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(f)          Each Seller acknowledges and agrees that, in the event that Seller breaches any of the covenants set forth in this Section 7.1, Buyer will be irreparably harmed and may not have an adequate remedy at law; and, therefore, in the event of such a breach or threatened breach, Buyer shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which Buyer may be entitled under law. Each of the Sellers further agrees that the time period set forth in Section 7.1(a) above shall be extended by a period of time equal to that in which a Seller is determined by a court of law to be in violation of this Agreement.

(g)          Notwithstanding the foregoing, in the event that a particular Seller’s employment is terminated by Company without Cause (as that term is defined in the Employment Agreements) or such Seller terminates his employment with the Company for Good Reason (as that term is defined in the Employment Agreements), the Restricted Period with respect to that Seller shall be reduced to the greater of (i) 1 year period following the Closing Date or (ii) the period for which severance must be paid to such Seller pursuant to the Employment Agreements.

7.2           Public Announcements. Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Company, Sellers and Buyer shall consult with each other with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Authorities, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release, and no Seller shall make any such announcement without Buyer’s express consent to the content thereof.

7.3           Tax Matters.

(a)          General. Sellers shall be responsible for all Tax Liabilities of the Company or due or owed from the Company for Tax periods, or portions thereof, ending on or before the Closing Date, except to the extent included in Closing Liabilities.

(b)          Filing Responsibility. The following provisions shall govern the allocation of responsibility and payment of Taxes as between Buyer and Sellers for certain Tax matters following the Closing Date:

 (i)          Between the date of this Agreement and the Closing Date, Sellers shall, or shall cause the Company to, prepare and file, on a timely basis, all Tax Returns that are required to be filed by the Company (taking account of extensions) prior to the Closing Date and shall pay all Taxes with respect thereto.

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(ii)         Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed or required to be filed after the Closing Date (a “Pre-Closing Period”), and shall provide each such Tax Return to Buyer for review and comment at least twenty (20) days before the date such Tax Return is filed. Such Tax Returns shall be prepared in a manner consistent with past practice. Notwithstanding anything in this Agreement to the contrary, no review or deemed review of any Tax Return by Buyer pursuant to this Section 7.3(b) shall affect any of Buyer’s indemnification rights, or any of Seller’s obligations hereunder. Except as disclosed in Schedule 7.3(b), the Company will not take any action on the Closing Date that is outside of the ordinary course of business (other than the Contemplated Transaction and actions contemplated herein).

(iii)        For purposes of this Section 7.3, if, for federal, state or local Tax purposes, the taxable period of the Company that includes the Closing Date does not terminate on the Closing Date (a “Straddle Period”), the parties hereto will, to the extent permitted by applicable Law, elect with the relevant Governmental Entity to treat a portion of any such Straddle Period as a short taxable period ending as of the Closing Date, and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable Law does not permit the Company to treat such period as a short taxable period, for purposes of this Agreement, Taxes with respect to the Company for the Straddle Period shall be allocated to the Pre-Closing Period using an interim closing-of-the-books method and treating such period as a Pre-Closing Period for purposes of this Agreement, except that (A) exemptions, allowances, deductions or other items that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per diem basis, and (B) property taxes, if any, shall be allocated in accordance with Section 164(d) of the Code.

(iv)        Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for any and all Straddle Periods, and shall provide each such Tax Return to Sellers for review and comment at least twenty (20) days before the date such Tax Return is filed. In the case of any Straddle Period, Buyer shall provide Sellers with copies of the completed Tax Return for such period and a statement certifying the amount of Taxes shown on such Tax Return that are chargeable to Sellers (the “Tax Statement”), and not later than fifteen (15) days before the due date (including any extensions thereof) for payment of Taxes with respect to such Tax Return, Sellers shall pay to Buyer an amount equal to the Taxes shown on the Tax Statement as being chargeable to Sellers pursuant to this Section 7.3. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with GAAP.

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(c)          Tax Proceedings. If, subsequent to the Closing Date, Buyer or the Company shall receive notice of a Tax proceeding with respect to the Company with respect to Taxes the payment of which is due from the Company to a Governmental Authority for operations prior to the Closing Date and for which Sellers would have any responsibility or an indemnification obligation under Section 7.3(f) hereof, Buyer shall promptly notify Sellers in writing of such Tax proceeding, provided that the failure of Buyer to give such notice shall not relieve Sellers of their indemnification obligations under Section 7.3(f) hereof, except to the extent that Sellers can demonstrate actual loss and prejudice as a result of such failure. With respect to any Tax proceeding for which: (i) Sellers acknowledge in writing that Sellers are liable under Section 7.3(f) for all damages relating thereto and (ii) Buyer reasonably believes that Sellers will indemnify Buyer for all such damages, Sellers shall be entitled to control, in good faith, all proceedings taken in connection with such Tax proceeding with counsel satisfactory to Buyer; provided, however, that (x) Sellers shall promptly notify Buyer in writing of its intention to control such Tax proceeding and shall provide Sellers the reasonable opportunity to participate in such Tax proceeding at their own expense and that Buyer shall regularly inform Sellers as to the status of such Tax proceeding, (y) in the case of a Tax proceeding relating to Taxes of the Company for a Tax period beginning before and ending after the Closing Date, Sellers and Buyer shall jointly control all proceedings taken in connection with any such Tax proceeding, and (z) if any Tax proceeding could reasonably be expected to have an adverse effect on Buyer, the Company, or any of their Affiliates in any Tax period beginning after the Closing Date, the Tax proceeding shall not be settled or resolved without Buyer’s consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if notice is given to Sellers of the commencement of any Tax proceeding and Sellers do not, within ten (10) Business Days after Buyer’s notice is received, give notice to Buyer of its election to assume the defense thereof (and in connection therewith, acknowledge in writing Sellers’ indemnification obligations hereunder), Sellers shall be bound by any determination made in such Tax proceeding or any compromise or settlement thereof effected by Buyer. Buyer and the Company shall use their reasonable efforts to provide Sellers with such assistance as may be reasonably requested by Sellers in connection with a Tax proceeding controlled solely or jointly by Sellers.

(d)          Transfer and Similar Taxes. All real property transfer taxes, other transfer, documentary, sales, use, registration, stamp and similar Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (collectively, “Transfer Taxes”) shall be borne solely by Sellers, jointly and severally. Sellers, in the case of Transfer Taxes and corresponding Tax Returns due on or prior to the Closing Date, and Buyer, in the case of corresponding Tax Returns due after the Closing Date, shall cause the Company to remit payment for such Transfer Taxes and duly and timely file such Tax Returns, and Sellers shall cooperate in (i) determining the amount of Transfer Taxes, (ii) providing all requisite exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate Taxing Authorities.

(e)          Section 338(h)(10) Election.

(i)          At Buyer’s option, Sellers shall join with Buyer in making an election under Section 338(h)(10) of the Code on IRS Form 8023 (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Shares hereunder (collectively, the “Section 338(h)(10) Election”). Each of the Sellers agrees to join with Buyer in timely making any requested Section 338(h)(10) Election. If the Section 338(h)(10) Election is made, Buyer and Sellers shall allocate the Purchase Price and the liabilities of the Company (and all other relevant items) to the assets of the Company in the manner set forth in Schedule 7.3 (the “Allocation Statement”). To the extent that the Purchase Price is adjusted pursuant to this Agreement, the Allocation Statement shall be adjusted accordingly. The Allocation Statement shall be binding for all purposes on the parties hereto, and Buyer and Sellers agree to cooperate to prepare and file IRS Form 8883 and all Tax Returns on a basis consistent with the Allocation Statement.

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(ii)         If the Section 338(h)(10) Election is made, (a) Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law, (b) Sellers and Buyer shall cooperate with each other to take all other actions necessary and appropriate (including filing such forms including IRS Forms 8023 and 8883), Tax Returns, elections, schedules and other documents as may be required) to timely preserve and report the Section 338(h)(10) Election in accordance with Section 338(h)(10) of the Code and the corresponding provisions of state, local and foreign Laws, and (c) Sellers and Buyer shall report the sale of the Shares pursuant to this Agreement consistent with the Section 338(h)(10) Election and shall take no position contrary thereto in any Tax Return, in any discussion with or proceeding before any taxing authority, on their financial statements and reports, or otherwise, except where required otherwise by applicable state, local or foreign Law, and shall take no position contrary thereto unless required to do so pursuant to a “determination” within the meaning of Section 1313 of the Code.

(iii)        If the Section 338(h)(10) Election is made pursuant to the provisions of this Section 7.3(e), Buyer will make a payment to the Sellers in an amount sufficient to pay the sum of (i) the amount, if any, by which (A) the sum of the Taxes paid by the Sellers as a result of the Section 338(h)(10) Election exceeds or will exceed (B) the sum of the Taxes that would have been paid by the Sellers had the sale of the Shares to Buyer occurred pursuant to the terms of this Agreement but no Section 338(h)(10) Election had been made (taking into account all appropriate federal and state income or other Tax implications, including, but not limited to, the deductibility of state income Taxes for federal income Tax purposes) (the “Incremental Tax”), and (ii) any additional federal and state or other income Taxes incurred by the Sellers attributable to the payment by Buyer of the Incremental Tax to the Sellers (together with the Incremental Tax, the “Gross Up Payment”). The amount of the Gross Up Payment, if any, shall initially be determined by the Sellers’ accountant, subject to approval by Buyer. The Sellers shall provide an initial calculation of the Gross Up Payment to Buyer for its review and approval. If Buyer does not object to the Sellers’ calculation of the Gross Up Payment in writing within ten (10) days of its receipt of the initial calculation, such Gross Up Payment shall become final and binding on the parties and due and payable immediately. If Buyer disputes the Sellers’s calculation of the Gross Up Payment in writing within ten (10) days of its receipt of the initial calculation, such Gross Up Payment (after a good faith attempt to resolve such disagreement) shall be determined in writing by the Accounting Firm within thirty (30) days of the delivery of the initial calculation and such determination of the Gross Up Payment by such independent accounting firm shall be final and binding on the parties and due and payable immediately. Any Gross Up Payment shall be treated by the Sellers and Buyer as an adjustment to the Purchase Price for U.S. federal income tax purposes. If the Section 338(h)(10) Election is subsequently determined to be invalid, the Sellers shall refund to Buyer any portion of the Gross Up Payment that the Sellers receive back from the taxing authority to which it was paid.

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(f)          Tax Indemnification.

(i)          Sellers shall indemnify Buyer for the amount of all Losses attributable to (A) Liabilities of the Company: (1) for Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date; and (2) Taxes arising from breach or inaccuracy of representations or warranties set forth in Section 4.13 hereof; (B) the Sellers’ obligation to pay Transfer Taxes as set forth in Section 7.3(d); (C) Taxes imposed on the Company under Treasury Regulations Section 1.1502-6 (and corresponding provisions of state, local, or foreign Law) as a result of having been a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any taxable period ending on or before, or that includes, the Closing Date, or as a transferee or successor by contract or arrangement or pursuant to Law, or otherwise; and (D) any breach by Sellers of any of the covenants and obligations contained in this Section 7.3. Sellers’ indemnification obligations under this Section 7.3(f) are referred to herein as the “Tax Indemnity”.

(ii)         For purposes of this Section 7.3(f) and the calculation of any indemnity payable or amount recoverable under this Agreement, any interest, penalties or additions to Tax accruing before or after the Closing Date with respect to a liability for Taxes for which Buyer is entitled to recover from Sellers shall be deemed to be attributable to a Tax period with respect to which Sellers are required to indemnify Buyer.

(iii)        Tax Treatment of Indemnity Payments. Sellers and Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.

(iv)        Payments. Buyer may by written notice to Sellers make a claim for indemnification or recovery under this Section 7.3 and shall include in a notice of any claim for indemnification pursuant to this Section 7.3 a calculation of the amount of the requested indemnity or recovery payment. Within ten (10) days after the indemnity or recovery calculation has been resolved, Sellers shall pay to Buyer the recovery or indemnification amount determined to be due.

(g)          Access and Assistance. Buyer, the Company, Sellers and their Affiliates will provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, any judicial or administrative proceedings relating to liability for Taxes, or any other claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules which assistance shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses.

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7.4           Further Assurances. From time to time after the date of this Agreement, without further consideration, the Company and Sellers, on the one hand, and Buyer, on the other hand, at their own respective expense, will execute and deliver such additional instruments and other documents and will take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with the terms of this Agreement and the Contemplated Transactions.

7.5           Transaction Expenses. Seller’s shall be responsible for and pay in full all of the Transaction Expenses of Sellers and the Company. Buyer shall be responsible for and pay in full all of the Transaction Expenses of Buyer.

ARTICLE 8
CONDITIONS

8.1           Conditions to Each Party’s Obligations. The respective obligations of each party to effect this Agreement and the Contemplated Transactions shall be subject to the condition that at the Closing Date (i) there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority to the effect this Agreement may not be consummated as herein provided and (ii) no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the Contemplated Transactions.

8.2           Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Contemplated Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions (unless waived in writing by Sellers in their sole discretion):

(a)          Representations and Warranties. Each of the representations and warranties of Buyer contained herein shall be true and correct in all material respects (other than such representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as of the date of this Agreement, and Buyer shall, on or before the Closing Date, have performed all of its obligations under this Agreement and all other agreements and instruments to be executed by Buyer in connection herewith (the “Buyer Documents”) in all material respects, which by the terms of such documents are to be performed on or before the Closing Date.

(b)          Closing Deliveries. Buyer will have delivered each of the following deliverables:

 (i)          Closing Payment. The Purchase Price in accordance with Section 2.2;

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(ii)         Secretary’s Certificate. A Secretary’s Certificate of Buyer in a form reasonably acceptable to Sellers certifying, as complete and accurate at Closing, an attached copy of Buyer’s Articles of Incorporation and Bylaws and attaching requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of Buyer Documents and the consummation of the Contemplated Transactions, including the Employment Agreements;

(iii)        Employment Agreements. The Employment Agreements, executed by the Company;

(iv)        Indemnification Agreements. An indemnification agreement covering each Seller substantially in the form of the indemnification agreement that Buyer has executed with its other officers, executed by Buyer;

(v)         Lockup Agreements. The Lockup Agreements, executed by the Company;

(vi)        Stock Option Agreements. The Stock Option Agreements, executed by the Company;

(vii)       Subscription Agreements; Subscription Agreements for the CRB Shares, executed by Buyer; and

(viii)      Promissory Notes. The Promissory Notes, executed by the Company.

8.3          Conditions to Obligations of Buyer. The obligations of Buyer to effect this Agreement and Contemplated Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions (unless waived by Buyer in writing in its sole discretion):

(a)          Representations and Warranties. All of the representations and warranties of the Company and Sellers contained herein or in the Seller Documents shall be true and correct in all material respects (other than such representations and warranties that are qualified as to Material Adverse Effect or materiality, which shall be true and correct in all respects) as of the date of this Agreement, except to the extent a different date is specified therein, in which case such representation and warranty must be, and must have been, true and correct in all material respects (other than such representations and warranties that are qualified as to Material Adverse Effect or materiality, which shall be true and correct in all respects) as of such date; the Company and Sellers shall have, on or before the Closing Date, duly performed or complied with all of their obligations herein and under the Seller Documents, which by the terms of such documents are to be performed or complied with on or before the Closing Date.

(b)          Closing Deliveries. The Company and Sellers will have delivered (or caused the delivery of) each of the following deliverables:

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(i)          Secretary’s Certificate. A Secretary’s Certificate of the Company, in a form reasonably acceptable to Buyer certifying, as complete and accurate at Closing, attached copies of the Company’s Articles of Incorporation and Bylaws and attaching all requisite resolutions or actions of the Company’s board of directors approving the execution and delivery of this Agreement and the Seller Documents and the consummation of the Contemplated Transactions;

(ii)         Employment Agreements. The Employment Agreements, executed by each Seller;

(iii)        Tax Certificates. A certificate to Buyer, in form and substance reasonably acceptable to Buyer, from each Seller that such Seller is not a foreign person within the meaning of Section 1445 of the Code;

(iv)        Lien Releases. Payoff letters, releases, UCC-3 termination statements and Lien discharges and any other documents reasonably requested by Buyer reflecting the satisfaction in full of any Liens filed against the Company (other than the Permitted Liens), each in a form reasonably acceptable to Buyer;

(v)         Permit Assignments. Consents to the assignment of each Material Permit;

(vi)        Consents. All consents required from third parties that are listed on Schedule 8.3(b) attached hereto in order for the Company and Sellers to consummate the Contemplated Transactions shall have been obtained and the Company shall have provided Buyer with reasonable evidence of such consent;

(vii)       Good Standing Certificates. A certificate of good standing of the Company issued by the Secretary of State of California and each jurisdiction in which the Company is qualified to do business;

(viii)      General Release. A General Release in the form attached hereto as Exhibit E, executed by each Seller;

(ix)         Affiliate Discharges. (i) Evidence reasonably acceptable to Buyer that all debt owed to Kirk Dove by the Company has been discharged in full or transferred without any further recourse to the Company or Buyer, and (ii) A payoff letter executed by Stephen Gross in form and substance reasonably acceptable to Buyer and indicating the total amount necessary on the Closing Date to discharge in full all amounts owed by the Company to Stephen Gross;

(x)          Shareholders’ Agreement. A waiver executed by each Seller and the Company waiving any restrictions that would be imposed on the Contemplated Transactions by the Company’s Shareholders’ Agreement dated November 24, 2009, and acknowledging that such agreement shall terminate by its terms upon the consummation of the Contemplated Transactions;

(xi)         Indemnification Agreements. (i) Evidence of termination of the existing Indemnification Agreements between Company and Sellers, and (ii) An indemnification agreement covering each Seller substantially in the form of the indemnification agreement that Buyer has executed with its other officers, executed by each respective Seller;

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(xii)        Lockup Agreements. The Lockup Agreements, executed by each respective Seller;

(xiii)       Stock Option Agreements. The Stock Option Agreements, executed by each respective Seller;

(xiv)      Subscription Agreements; Subscription Agreements for the CRB Shares, executed by each of the Sellers;

(xv)       Foster City Lease Amendment. An amendment to that certain Office Building Lease & Addendum for property located at 330 Hatch Drive, Foster City, CA executed by Dove Holdings, Inc. as Lessor and Company as Lessee, giving Lessee the right to terminate such lease on thirty (30) days prior written notice; and

(xvi)      Other Instruments. Such other deeds, endorsements, assignments, assumptions, instruments and documents of transfer as may be reasonably requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its counsel.

(c)          Other Notices. All notices, reports and other filings required to be made prior to the Closing by the parties hereto with any Person in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions shall have been made or obtained in form and substance reasonably satisfactory to Buyer.

(d)          Minute Books and Stock Record Books. The Company shall have delivered to Buyer its and its Subsidiaries’ original minute books and stock record books.

(e)          Termination of Benefit Plans. Unless directed otherwise by Buyer, no later than the Business Day immediately preceding the Closing Date, the Company shall have (i) adopted resolutions providing that no additional contributions will be made to or with respect to any Benefit Plan maintained, sponsored or contributed to by the Company that is intended to qualify under Section 401(a) of the Code (“Company Retirement Plan”) after, and that the Company Retirement Plan will be terminated effective on, the Business Day immediately preceding the Closing Date, and (ii) taken all other action required or advisable to so terminate the Company Retirement Plan. The Company shall allow Buyer to review such resolutions prior to their adoption and shall cooperate with Buyer to make any changes to such resolutions reasonably requested by Buyer.

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ARTICLE 9
INDEMNIFICATION

9.1           Indemnification by Sellers.

(a)          Sellers (collectively, the “Seller Indemnifying Parties”) hereby jointly and severally agree to indemnify, defend and hold harmless Buyer, its Affiliates and each of their respective (both present and future) officers, directors, employees, shareholders, partners, managers, members, agents, representatives and successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against and in respect of and to reimburse and pay Buyer Indemnified Parties as actually incurred with respect to, any and all claims, demands, or suits (by any Person), losses, deficiencies, lost profits, diminutions in value, damages, Liabilities (including consequential, incidental, special and punitive damages), obligations, payments, penalties, fines, costs and expenses (including, the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, compromises, fines and interest relating thereto, including reasonable attorneys’ fees and disbursements and reasonable costs of investigation in connection therewith) (collectively, “Losses”) assessed, suffered, incurred or sustained by or against any Buyer Indemnified Party by reason of, arising out of, relating to, or in connection with (i) any inaccuracy in or breach of any representation or warranty by the Company or any Seller set forth herein, or in any Exhibit, certificate or schedule contemplated hereby, (ii) any breach by the Company (prior to or at the Closing) or any Seller Indemnifying Party of any covenant of the Company or any Seller Indemnifying Party hereunder or under the Seller Documents or any other document to be executed by any of them in connection herewith, and (iii) any amounts owed to Buyer by Sellers pursuant to Section 2.3(c).

(b)          Notice of Claim; Right to Defend. As soon as reasonably practicable, Buyer shall deliver to Sellers written notice of any claim, Action, suit, demand or event which Buyer believes will give rise to a claim for indemnification under Section 9.1 hereunder; provided, however, that the failure of Buyer to give such written notice as soon as reasonably practicable shall not affect the liability of the Seller Indemnifying Parties hereunder, except to the extent that the rights of the Seller Indemnifying Parties to defend themselves or to cure or mitigate the Losses are actually prejudiced thereby. Thereafter, Buyer shall furnish to Sellers, in reasonable detail, such information as it may have with respect to such Action or other event, including copies of any summons, complaint or other pleading or document which may have been served upon any Buyer Indemnified Party or any written claim, demand, invoice, billing or other document evidencing or asserting the same. Provided the Seller Indemnifying Parties, within ten (10) days after receipt of such written notice from Buyer, shall acknowledge in writing to Buyer the Seller Indemnifying Parties’ assumption of full responsibility for defense and indemnification with respect to such Action, the Seller Indemnifying Parties shall have the right to assume defense of such Action through counsel selected by the Seller Indemnifying Parties and reasonably satisfactory to Buyer at their expense, and to contest or compromise such Action. Upon such assumption of defense by the Seller Indemnifying Parties, Buyer shall cooperate fully with the Seller Indemnifying Parties in the Seller Indemnifying Parties’ conduct of such defense to the extent reasonably requested by the Seller Indemnifying Parties and, so long as the Seller Indemnifying Parties are vigorously defending such Action, the Buyer Indemnified Parties shall not settle or compromise the same. Notwithstanding the foregoing, without the prior written consent of Buyer, the Seller Indemnifying Parties shall not be entitled to settle any Action the defense of which has been assumed by the Seller Indemnifying Parties if (i) the Losses to Buyer Indemnified Parties are not fully covered by the Seller Indemnifying Parties provided herein, (ii) such settlement could reasonably be expected to have a Material Adverse Effect or impose any material condition or limitation on the business, operations, prospects or condition (financial or otherwise) of Buyer or the Business, or (iii) such settlement involves a criminal matter. Notwithstanding the third sentence of this Section 9.1(b), Buyer may, by notice to Sellers, assume its exclusive right to defend, compromise or settle any claim, Action, suit or proceedings at the Seller Indemnifying Parties sole expense if (x) a Seller Indemnifying Party is a Person against whom the claim is made and Buyer determines reasonably and in good faith that joint representation would create a conflict of interest, (y) the Seller Indemnifying Parties fail to provide reasonable assurance to Buyer of their financial capacity to defend such claim and provide indemnification with respect to such claim or Buyer reasonably determines that the Seller Indemnifying Parties are not vigorously defending such claim or (z) if Buyer reasonably determines that a claim may adversely affect it, any other Buyer Indemnified Party or any of their Affiliates other than as a result of monetary damages for which it would be entitled to full indemnification under this Agreement.

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(c)          Limitation on Sellers’ Indemnification Under Section 9.1(a)(i). Buyer Indemnified Parties shall not be entitled to indemnification for Losses under Section 9.1(a)(i) hereof unless and until the aggregate amount of Losses incurred by Buyer Indemnified Parties exceeds on a cumulative basis $40,000 (the “Basket”), in which event the Buyer Indemnified Parties shall be entitled to be indemnified pursuant to Section 9.1(a)(i) for the aggregate amount of all Losses in excess of the Basket. The Buyer Indemnified Parties may not recover indemnification under Section 9.1(a)(i) in excess of (i) $3,000,000 or (ii) the aggregate amount of the Purchase Price as adjusted pursuant to Section 2.3, whichever is lower (the “Cap”). The limitations imposed by this Section 9.1(c) shall not apply to any claim based on fraud or intentional misrepresentation of any Seller Indemnifying Party or for breaches of any Specified Representation or breaches of Section 4.7 (Company Indebtedness; No Undisclosed Liabilities).

9.2           Indemnification by Buyer.

(a)          Buyer agrees to indemnify, defend and hold harmless Sellers and their (both present and future) equityholders, members, officers, directors and employees, Affiliates and agents (collectively “Seller Indemnified Parties”) against and in respect of any and all Losses suffered or incurred by any such party by reason of, arising out of, relating to, or in connection with (i) any breach by Buyer of any representation and warranty of Buyer set forth herein and (ii) any breach by Buyer of any covenant of Buyer hereunder or under the Buyer Documents or any other document to be executed by it in connection herewith, subject to each of the terms, conditions and limitations set forth in this Section 9.2 and Section 9.5 below.

(b)          Notice of Claim; Right to Defend. As soon as reasonably practical, Sellers shall give Buyer prompt written notice of any claim, suit or demand which Sellers reasonably believe will give rise to a claim for indemnification under Section 9.2; provided, however, that the failure of Sellers to give such written notice as soon as reasonably practical shall not affect the liability of Buyer hereunder, except to the extent that the rights of Buyer to defend itself or to cure or mitigate the damages are actually prejudiced thereby. Thereafter, Sellers shall furnish to Buyer, in reasonable detail, such information as they may have with respect to such Action or other event, including copies of any summons, complaint or other pleading which may have been served upon the Seller Indemnified Party or any written claim, demand, invoice, billing or other document evidencing or asserting the same. Sellers shall designate in writing all information and documents that they furnish to Buyer pursuant to this Section 9.2(b) as being with respect to a claim, action, suit or proceeding under this Section 9.2(b). Provided Buyer, within ten (10) days after receipt of such written notice from Sellers, shall acknowledge in writing to Sellers Buyer’s assumption of responsibility for defense and indemnification with respect to such claim, action, suit or proceeding, Buyer shall have the right to assume defense of such claim, action, suit or proceeding through counsel reasonably selected by Buyer at Buyer’s expense, and to contest or compromise such claim, action, suit or proceeding; provided that Buyer shall regularly inform Sellers of the status of such claim, action, suit or proceeding and provide Sellers the reasonable opportunity to participate in the defense or settlement of such claim, action, suit or proceeding. Upon such assumption of defense by Buyer, the Seller Indemnified Parties shall cooperate with Buyer in Buyer’s conduct of such defense to the extent reasonably requested by Buyer and at Buyer’s expense and, so long as Buyer is defending such claim, action, suit or proceeding, the Seller Indemnified Parties shall not settle or compromise the same. Notwithstanding the foregoing, Sellers may, by notice to Buyer, assumes its exclusive right to defend, compromise or settle any claim, action, suit or proceedings if Buyer is also a Person against whom the claim is made and Sellers determine in good faith that joint representation would be inappropriate.

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(c)          Limitations on Buyer’s Indemnification. Notwithstanding anything contained herein to the contrary, the Seller Indemnified Parties may not recover indemnification under Section 9.2(a)(i) in an aggregate amount in excess of the Cap. The limitations imposed by this Section 9.2(c) shall not apply to any claim for breach of representations and warranties based on fraud or intentional misrepresentation of Buyer or for breaches or any Specified Representation.

9.3           Method of Calculating Losses. In the event the Buyer Indemnified Parties’ right to indemnification under Section 9.1 results or arises from both a breach of Seller Indemnifying Parties’ representations and warranties and either a breach of Seller Indemnifying Parties’ covenants or undertakings in this Agreement, such Losses shall be deemed to result or arise from such breach of covenant or undertaking. If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying parties shall pay the indemnified party interest on the unpaid obligation at the Agreed Rate. Notwithstanding anything else to the contrary set forth herein, the right to indemnification, payment of Losses or any other remedy based on representations, warranties or covenants will not be affected by any investigation conducted with respect to or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant. The waiver of any condition based upon the accuracy of any representation or warranty set forth in Sections 8.2(a) or 8.3(a) or the performance of or compliance with any covenant, will not affect the right to indemnification, payment of Losses or other remedy based upon such waiver.

9.4           Right of Set Off. Buyer may set off any amount to which it may be entitled under this Article 9 against amounts otherwise payable to any Seller. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

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9.5           Survival of Representations and Warranties. The representations and warranties of the parties as set forth in this Agreement shall survive the Closing for two (2) years following the Closing Date; provided that the representations and warranties set forth in (a) Sections 4.1 (Organization), 4.2 (Authorization), 4.4 (Capitalization), 4.5 (Subsidiaries); 4.8(b) (Dividends); Sections 4.11 (Environmental Matters), 4.13 (Taxes) and 4.15 (ERISA), Section 5.4 (Title to Shares) shall survive the Closing until the expiration of the applicable statute of limitations. The representations and warranties set forth in the sections referred to above are collectively referred to herein as the “Specified Representations”, and the last day of the applicable survival for each representation and warranty contained in this Agreement is referred to herein as the “Limitation Date”. Claims for any such breach of any representation and warranty may be asserted after the applicable Limitation Date and such claims shall not be subject to any defense based on nonsurvival of such representation and warranty, if, but only if, written notice shall have been given with respect thereto on or before the applicable Limitation Date in accordance with Section 9.1 or Section 9.2.

9.6           Exclusive Remedy. Except (a) in the event of fraud, intentional misrepresentation or willful misconduct or (b) for equitable remedies, from and after the Closing Date, the rights set forth in this Article IX and in Section 7.3 shall be the sole and exclusive remedy for any Seller Indemnified Party or Buyer Indemnified Party for any breach of any representation or warranty set forth in this Agreement.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1         Notices. Unless otherwise provided herein, any notice, approval or disapproval, request, instruction, other document or communication to be given hereunder by any party to the other parties must be in writing and will be deemed given (a) if by transmission by facsimile or hand delivery, when delivered (provided that such communications also are concurrently sent by mail in accordance with sub-clause (b) or (c) below); (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; or (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid. All notices will be addressed to the parties at the respective addresses as follows:

To the Sellers:

Kirk Dove and Ross Dove
Hacienda Del Mar
12625 High Bluff Drive, Suite 211
San Diego, CA 92130

with a copy to:

Capobianco Law Offices, P.C.
73700 El Paseo
Palm Desert, CA 92260
Facsimile: (760) 568-0100
Attention: Anthony (Nino) Capobianco

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To Buyer:

Counsel RB Capital Inc.
267 Central Avenue
White Plains, NY 10606
Facsimile: (914) 614-1801
Attention: Jonathan Reich and Ronald Schinik

with a copy to:

1 Toronto St., Suite 700
Toronto, ON M5C 2V6
Facsimile: (416) 866-3061
Attention: Allan Silber and R. Adam Levy

and

Harwell Howard Hyne Gabbert & Manner, P.C.
333 Commerce Street, 15th Floor
Nashville, TN 37201
Facsimile: (615) 251-1056
Attention: Jonathan D. Stanley

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 10.1.

10.2         Exhibits and Schedules to this Agreement. All Exhibits and Schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

10.3         Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day other than a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

10.4         Assignment; Successors in Interest. No assignment or transfer by Buyer, any Seller or the Company of their respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto, except that without the consent of Sellers or the Company, Buyer may (i) collaterally assign its rights hereunder to its lender or its Affiliate’s lender or lenders or (ii) assign its rights and obligations hereunder to any of its Affiliates, or (iii) assign its rights and obligations hereunder in connection with any sale of all or substantially all of the assets of Buyer or its Subsidiaries (or such Affiliate), or a transfer of voting control of Buyer or its Subsidiaries (or such Affiliate), including by way of merger. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

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10.5         Controlling Law; Integration. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without reference to choice of law rules. This Agreement and each other agreement dated the date hereof or the Closing Date supersede all negotiations, agreements (including without limitation that certain letter agreement by and among some of the parties hereto or their Affiliates, dated January 18, 2012) and understandings among the parties with respect to the subject matter hereof. This Agreement and each other agreement dated the date hereof or the Closing Date between any of Buyer, any Seller, and the Company, constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

10.6         Amendment; Waiver. This Agreement may not be amended, restated, modified, supplemented or waived except by written agreement of Buyer and Sellers (which shall be binding on all Sellers and the Company). No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

10.7         Severability. Any provision set forth in this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties hereto waive any provision of Law that renders any such provision prohibited or unenforceable in any respect.

10.8         Counterparts. This Agreement may be executed in two (2) or more counterparts (and the same may be delivered by means of facsimile or PDF file), each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

10.9         No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement or result in such Person, firm or corporation being deemed a third-party beneficiary of this Agreement, except that (a) the provisions of Article 9 may be enforced by any Person who is entitled to indemnification or insurance coverage thereunder, and (b) Buyer’s lender or lenders may enforce Buyer’s rights hereunder in the event that such lender or lenders exercise its or their rights as collateral assignee of Buyer’s rights under this Agreement.

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10.10      JURISDICTION AND FORUM; WAIVER OF JURY TRIAL.

(a)          THE PARTIES HERETO AGREE THAT THE EXCLUSIVE FORUM AND VENUE FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES HERETO ARISING OUT OF THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT SITTING IN LOS ANGELES COUNTY, CALIFORNIA. THE FOREGOING SHALL NOT LIMIT THE RIGHTS OF ANY PARTY HERETO TO OBTAIN EXECUTION OF JUDGMENT IN ANY OTHER JURISDICTION. THE PARTIES HERETO FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(b)          EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 10.1 OF THIS AGREEMENT.

(c)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

10.11     Interpretation. As all parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against any party as the drafter.

*   *   *   *   *

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IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed, as of the date first above written.

BUYER:

COUNSEL RB CAPITAL INC.

By:	/s/ Alan Silber
Name:	Alan Silber
Title:	Chairman

COMPANY:

HERITAGE GLOBAL PARTNERS, INC.

By:	/s/ Ross Dove
Name:	Ross Dove
Title:	President

SELLERS:

/s/ Kirk Dove
KIRK DOVE

/s/ Ross Dove
ROSS DOVE